Exhibit 99.1

Pattern Energy Acquires Interest in Stillwater Wind Facility in Montana as it Begins Operations
SAN FRANCISCO, California, November 26, 2018 - Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) (“Pattern Energy” or the “Company”) today announced the acquisition of a 35 megawatt (“MW”) owned interest in the Stillwater Wind (“Stillwater”) facility from Pattern Energy Group 2 LP (“Pattern Development 2.0”). Stillwater commenced commercial operations in late October and is located in Stillwater County, Montana.
Transaction Highlights

•
The cash purchase price for Pattern Energy’s 35 MW owned interest in Stillwater is approximately $23 million, which represents less than a 10x multiple of the five-year average cash available for distribution[1] (“CAFD”)

•	First acquisition of an identified right of first offer (“iROFO”) project from Pattern Development 2.0

•	Increases Pattern Energy’s operating portfolio to nearly 4 gigawatts (“GW”) of gross capacity, with more than 2.8 GW of owned capacity, across 24 projects, excluding the project it has agreed to sell
Pattern Energy acquired 51% of the class B interests in Stillwater for a total cash consideration of approximately $23 million, which represents a CAFD multiple of less than 10x of the five-year average CAFD1, and was funded using available liquidity. The Public Sector Pension Investment Board (“PSP Investments”) acquired 49% of the class B interests in Stillwater. Pattern Energy will operate the facility.
“This accretive acquisition is another proof point of our ability to execute our growth strategy and increase our CAFD without relying on issuing common equity,” said Mike Garland, CEO of Pattern Energy. “Stillwater is the first of two projects from our iROFO list in Montana, a robust wind resource region, and the fourth project we have executed under the joint venture arrangements with PSP Investments. It is also the first acquisition we have made directly from Pattern Development 2.0, providing meaningful benefits to the business through our 29% ownership interest in Pattern Development 2.0.”
Stillwater has a 25-year power purchase agreement for 100% of the energy produced. Stillwater is utilizing a total of 31 Siemens Gamesa wind turbines comprised of five 2.3 MW turbines with 108 meter rotors and 26 2.625 MW turbines with 120 meter rotors. During each year of operations, the 80 MW facility will generate energy equal to the needs of more than 23,000 Montana homes.

1)
This forward looking measure of five-year average annual purchase price multiple of cash available for distribution (CAFD) contribution from the Stillwater project is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2018 Quarterly Report on Form 10-Q for the period ended September 30, 2018.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities, which excludes the one facility it has agreed to sell, with a total owned interest of 2,806 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy's wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the five-year average CAFD multiple represented by the purchase price, and the number of Montana homes the energy generated by Stillwater can supply. These forward-looking statements represent Pattern Energy's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy's control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.
# # #
Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com